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                                                                     EXHIBIT 8.2


                 [OPINION OF GRAY CARY WARE & FREIDENRICH LLP]


August 15, 2000



Scripps Financial Corporation
5787 Chesapeake Court
San Diego, CA 92123



Ladies and Gentlemen:

We have acted as counsel to Scripps Financial Corporation, a California corporation ("Scripps"), in connection with the transactions described in the Agreement and Plan of Merger dated as of June 27, 2000, as amended (the "Merger Agreement"), by and between U.S. Bancorp, a Delaware corporation ("Acquirer"), and Scripps. Capitalized terms not otherwise defined herein shall have the same meanings as set forth in the Merger Agreement.

U.S. Bancorp is filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), a registration statement on Form S-4 (the "Registration Statement") with respect to the common stock of U.S. Bancorp to be issued to the Scripps shareholders in the Merger in exchange for their common stock of Scripps (the "Scripps common stock").

If the Merger is consummated on the terms and subject to the conditions set forth in the Merger Agreement, then (i) Scripps will merge with and into U.S. Bancorp with U.S. Bancorp being the surviving corporation, and (ii) the holders of shares of Scripps common stock will be entitled to receive for each share of Scripps common stock held by them, other than cash in lieu of a fractional share or shares as to which dissenters rights have been perfected under applicable law, the number of shares of Scripps common stock as determined pursuant to the Exchange Ratio.

This opinion is being rendered pursuant to the requirements of Item 21(a) of Form S-4 under the Securities Act. In connection with this opinion, we have examined, and are familiar with: (i) the Merger Agreement (including all exhibits and schedules attached thereto), (ii) the Registration Statement and the Proxy Statement/Prospectus which is contained in and made part of the Registration Statement (the "Proxy Statement/Prospectus"), and (iii) such other presently existing documents, records and matters of law as we have deemed appropriate in order to enable us to render this opinion.

In rendering this opinion, we have assumed the following (without any independent investigation or review thereof):

                  1. The legal capacity of all natural persons, the authenticity of original documents submitted to us, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such copies, the genuineness of all signatures and the due execution and delivery of all documents;

                  2. The truth and accuracy at all relevant times of the representations, warranties and statements of fact made or to be made by U.S. Bancorp, Scripps and their respective management, employees, officers, directors and shareholders in connection with the Merger, including, but not limited to, those set forth in the Merger Agreement;

                  3. The due execution and delivery on or before the Effective Time of the tax certificates to be received from both U.S. Bancorp and Scripps;




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                  4. The Merger will be consummated in accordance with the
         Merger Agreement without any waiver or breach of any material provision thereof, and the Merger will be effective under applicable state law;

                  5. The Merger will be reported by U.S. Bancorp and Scripps on their respective federal income tax returns in a manner consistent with treatment of the Merger as a "reorganization" within the meaning of
         Section 368(a) of the Code; and

                  6. An opinion of Dorsey & Whitney LLP, counsel to U.S. Bancorp, substantially identical in substance to this opinion, has been delivered and not withdrawn.

Based upon and subject to (i) the Merger being consummated in the manner described in the Merger Agreement, (ii) the accuracy of the Registration Statement and Proxy Statement/Prospectus and the facts concerning the Merger that have come to our attention during our engagement, and (iii) certain representations made or to be made by U.S. Bancorp and Scripps pursuant to the Merger Agreement or in connection with the issuance of our opinion, we are of the opinion that the discussion in the Proxy Statement/Prospectus included as part of the Registration Statement under the caption "The Merger -- Material Federal Income Tax Consequences" (the "Tax Section") is a fair and accurate summary of the matters addressed therein, based upon current law and the facts and assumptions stated or referred to therein. Because this opinion is being delivered prior to the Effective Time of the Merger, it must be considered prospective and dependent upon future events. There can be no assurance that changes in the law will not take place which could affect the United States federal income tax consequences of the Merger or that contrary positions may not be taken by the Internal Revenue Service.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to our firm name in the Tax Section. By giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder (the "Rules"), nor do we hereby admit that we are experts with respect to any part of the Registration Statement within the Securities Act or the Rules.

No opinion is expressed as to any federal income tax consequence of the Merger or the other transactions contemplated by the Merger Agreement except as specifically set forth herein. This opinion may not be relied upon except with respect to the consequences specifically discussed herein. By rendering this opinion, we undertake no responsibility to update this opinion after the date hereof for any reason, including but not limited to, any new or changed facts or law which come to our attention after the date hereof. This opinion is being delivered to you solely in connection with the Proxy Statement/Prospectus and is intended solely for the benefit of Scripps.

This opinion may not be relied upon or utilized for any other purpose or by any other person or entity without our prior written consent.

Very truly yours,

/s/ Gray Cary Ware & Freidenrich LLP

GRAY CARY WARE & FREIDENRICH LLP